OPTION AGREEMENT

This Agreement made and entered into effective as of the 18th day of February, 2013 (the “Effective Date”).

AMONG:

PATRIOT MINEFINDERS INC., a company incorporated pursuant to the laws of Nevada and having its registered office at Suite 700, 510 West Hastings Street, Vancouver, British Columbia

(“Patriot”)

AND:

BEARING RESOURCES LTD., a company incorporated pursuant to the laws of British Columbia and having its registered office at Suite 1280, 625 Howe Street, Vancouver, British Columbia

(“Bearing”)

AND:

MINERA BRG, S.A. DE C.V., a company incorporated pursuant to the laws of the United States of Mexico and having its registered office at Francisco de Quevedo 322 Int. 217, Col. Los Arcos, Vallarta, 44130, Guadalajara, Jalisco, Mexico

(“Minera BRG”)

WHEREAS:

A.                     Minera BRG, a wholly-owned subsidiary of Bearing, has an option to acquire a 100% undivided interest (the “Bearing Interest”), pursuant to the terms of an option agreement between Minera BRG and Minera Apolo, S.A. de C.V. dated April 23, 2012 (the “Underlying Option Agreement”), in certain mineral concessions comprising the KM 66 Project, located in the Municipality of Mapami in the State of Durango, Mexico (the “Property”); and

B.                     Minera BRG wishes to grant to Patriot, and Patriot wishes to acquire, the exclusive right and option to acquire an undivided 75% right, title and interest in and to the Bearing Interest on the terms and conditions set out in this Agreement.

THIS AGREEMENT WITNESSES THAT in consideration of the premises, the mutual covenants herein set forth and of other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each Party), the Parties agree as follows:

1.                       Interpretation

1.1	Definitions

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

	(a)	“Affiliate” has the meaning ascribed to such term in the Business Corporations Act (British Columbia).

	(b)	“Agreement” means this Option Agreement and includes all schedules and appendices hereto, as may be amended from time to time.

(c)

“Applicable Laws” means all statutes, regulations, statutory rules, policies, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the Exchange), and the term “applicable” with respect to such Law and in the context that refers to one or more persons, means that such Law applies to such person or persons or its or their business, undertaking, property or securities and emanates from a Governmental Entity, statutory body or regulatory authority having jurisdiction over the person or persons or its or their business, undertaking, property or securities.

(d)

“Appropriate Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, or self-regulatory organizations required to be obtained under Applicable Laws.

	(e)	“Associate” has the meaning ascribed to such term in the Business Corporations Act (British Columbia).

	(f)	“Bearing Interest” has the meaning ascribed to such term in Recital A.

	(g)	“Budget” has the meaning ascribed to such term in Section 5.2(f)(ii).

	(h)	“Business Day” means a weekday on which banks are open for banking business in Vancouver.

	(i)	“Closing Date” means February 22, 2013, or such other date mutually agreed to in writing by the Parties.

(j)

“Closing Document” means any documents, agreements and other deliveries required to be delivered at Closing Time pursuant to this Agreement, or as are customary in transactions of the nature contemplated herein, and “Closing Documents” means all such documents collectively.

	(k)	“Closing Time” means 10:00 a.m. in the city Vancouver, or such other time on the Closing Date as the Parties agree in writing that the Closing shall take place.

(l)	“Communication” has the meaning ascribed to such term in Section 16.1.

(m)	“Confidential Information” has the meaning ascribed to such term in Section 14.

(n)

“Encumbrances” means any liens, charges, encumbrances, mortgages, hypothec, security interests, prior assignment, option, warrant, lease, sublease, right to possession, right, restriction or adverse claims, which affects, by way of conflicting ownership interest or otherwise, the right, title of interest in or to the Property.

(o)	“Exchange” means the OTC Bulletin Board.

(p)	“Exchange Rules” means the published rules and policies of the Exchange, as such rules may be amended and supplemented by the Exchange from time to time.

(q)	“Expenditures” means the costs and expenses set out in Schedule “D” hereto.

(r)

“Feasibility Study” means the technical report, prepared in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects which report contains a description and analysis of the methods and costs of bringing the Project into production and in a form and substance suitable for presentation to institutional lenders considering financing construction of a mine on the Project.

(s)

“Force Majeure” means an event beyond the reasonable control of a party that prevents or delays the Party from conducting the activities contemplated by this Agreement, other than the making of payments referred to in Section 2, and where notice of the event is provided to the other Party forthwith after its occurrence. Such events shall include but not be limited to acts of God, war, insurrection, action or inaction of governmental agencies, inability to obtain any environmental, operating or other permits or approvals, authorizations or consents and inclement weather conditions.

(t)

“Governmental Entity” means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing.

(u)

“Maintenance Costs” means those costs necessary to hold the Property in good standing (including land costs and any monies expended as required to comply with applicable laws and regulations), or other payments including legal and other related professional fees related to the Property.

(v)	“Non-Operators” shall mean the Parties hereto not responsible for the Operations during the Option Period.

(w)

“Operations” means every kind of work done, or activity performed by the Operator on or in respect of the Property to carry out or complete approved Work Programs including, investigating, prospecting, exploring, analyzing, property maintenance, sampling, drilling, trenching, road or access building, assaying, metallurgical studies or analysis, preparation of reports, estimates and studies, surveying including geophysical surveying, environmental studies, permitting, community relations, rehabilitation, reclamation and environmental protection and remediation, cost related to keeping the core in good condition, and further including the management and administration necessary to conduct the foregoing work or activity.

(x)	“Operator” means the Party responsible for the Operations during the Option Period in accordance with Section 5.

(y)	“Option” has the meaning ascribed to such term in Section 2.1.

(z)	“Option Period” means the period from the Effective Date to and including the earlier of the date of exercise or the termination of the Option.

(aa)	“Option Shares” has the meaning ascribed to such term in Section 2.2(c).

(bb)	“Patriot Interest” means Patriot’s undivided 75% right, title and interest in and to the Bearing Interest, as such interest may be reduced pursuant to Section 2.5.

(cc)

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

(dd)	“Personnel” means employees, contractors or duly authorized personnel of a Party or its Affiliates.

(ee)	“Products” means the commercial end products derived from operating the Property as a mine.

(ff)

“Property” has the meaning ascribed to such term in Recital A and as more particularly described in Schedule “A” hereto, which definition may be amended upon mutual agreement by the Parties in writing, from time to time

(gg)	“Shares” means the common shares in the capital of Patriot.

(hh)	“Signing Date” means the date of execution and delivery of the Agreement.

(ii)

“Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Body, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, excise, severance, social security, workers’ compensation, employment insurance or compensation taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing.

(jj)	“Underlying Option Agreement” has the meaning ascribed to such term in Recital A.

(kk)

“Work Program” means, a program of Operations approved by the Management Committee in respect of the Property, contained in a written document setting out in reasonable detail an outline of the Operations proposed to be undertaken and conducted on the Property, specifically stating the period of time during which the Operations contemplated by the proposed program are to be done and performed.

1.2	Currency

Unless otherwise specified, any reference to “$” or “dollar” shall refer to lawful currency of the United States of America, and any amount advanced, paid or calculated is to be advanced, paid or calculated in U.S. dollars. To the extent that it may be necessary to convert U.S. dollars to Canadian dollars for the purpose of making any payment or calculation hereunder, such conversion shall be made at the Bank of Canada noon rate quoted for the exchange of U.S. dollars into Canadian Dollars or vice versa, on the Business Day prior to the date the conversion is to take place.

1.3	Headings

The headings used in this Agreement, and its division into articles, sections, schedules, and other subdivisions, do not affect its interpretation.

1.4	Including

Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

1.5	Number and Gender

Unless the context otherwise requires, words importing the singular number include the plural and vice versa, and words importing gender include all genders.

1.6	Parties

Unless otherwise specified, every reference to a Party to this Agreement shall extend to and include (as the context requires) such Party’s successors and permitted assigns, as if specifically named.

1.7	References to this Agreement

Unless otherwise specified, the terms “hereof”, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular article, Section or other portion of this Agreement.

1.8	Statutory References

Unless otherwise specified, any reference in this Agreement to a statute includes all regulations, rules and policies made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements, supersedes or replaces any such statute, regulation, rule or policy.

1.9	Time

Time is of the essence of this Agreement and of every part of this Agreement, and no extension or variation of this Agreement shall operate as a waiver of this provision.

1.10	Time Periods

In this Agreement, a period of days begins on the first day after the event that began the period and ends at 5:00 p.m. Vancouver, British Columbia time on the last day of the period. If any period of time is to expire, or any action or event is to occur, on any day that is not a Business Day, the period expires, or the action or event is considered to occur, at 5:00 p.m. Vancouver, British Columbia time on the next Business Day.

1.11	Interpretation of this Agreement

The Parties acknowledge that they have each participated in settling the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting Party shall not apply in interpreting this Agreement.

1.12	Schedules

The schedules to this Agreement, as listed below, are integral parts of this Agreement:

Schedule		Description

Schedule A	–	Property Description
Schedule B	–	Underlying Option Agreement
Schedule C	–	Form of Joint Venture Agreement
Schedule D	–	Expenditures

2.                       Option

2.1

Grant of Option. Subject to the terms and conditions set out in this Agreement, Minera BRG hereby grants to Patriot the sole and exclusive right and option (the “Option”) to earn an undivided 75% interest in and to the Bearing Interest (the “Patriot Interest”), free and clear of all Encumbrances.

2.2	Conditions to Acquisition of Patriot Interest. The right of Patriot to exercise the Option and earn the Patriot Interest is conditional upon the completion of the following:

	(a)	making a total of $9,075,000 cash earn-in payments (collectively, the “Earn-In Payments”), to Bearing, as follows:

(i)	$150,000 to Bearing on the Effective Date;

(ii)	$150,000 to Bearing on or before the first anniversary of the Effective Date;

(iii)	$400,000 to Bearing on or before the second anniversary of the Effective Date;

(iv)	$500,000 to Bearing on or before the third anniversary of the Effective Date; and

(v)	$7,875,000 to Bearing on or before the fourth anniversary of the Effective Date.

(b)	incurring aggregate Expenditures on the Property of $2,000,000 (the “Expenditure Amount”), as follows:

	(i)	not less than $200,000 on or before June 30, 2013 (where this amount is committed, the “Committed Expenditure”);

	(ii)	not less than an additional $300,000 on or before April 23, 2014;

	(iii)	not less than an additional $1,300,000 on or before April 23, 2015;

(c)	issuing to Bearing , 2013, subject to any applicable Exchange escrow conditions and any required approval of the Exchange, 1,200,000 Shares (the “Option Shares”); and

(d)	paying to Minera BRG on the Effective Date, an amount equal to the estimated Taxes payable in respect of the Property for the period commencing on the January 1, 2013 and ending December 31, 2013.

2.3	Acceleration and Shortfall.

(a)

At any time following the first anniversary of the Effective Date, provided Patriot has incurred the Expenditure Amount, Patriot shall have the right but not the obligation, to accelerate the exercise of the Option by paying to Bearing an additional payment (the “Acceleration Payment”), as follows:

		(i)	$5,575,000 on or before the first anniversary of the Effective Date; or

		(ii)	$5,875,000 on or before the second anniversary of the Effective Date; or

		(iii)	$6,875,000 on or before the third anniversary of the Effective Date.

(b)

For greater certainty, the Parties acknowledge that provided this Agreement is still in force, any Acceleration Payment paid to Bearing will be in addition to any past Earn-In payments paid pursuant to Section 2.1 and in lieu of any future Earn-In payments owing pursuant to Section 2.1.

(c)

For so long as Patriot is an Operator, any Expenditures incurred by Patriot exceeding the Exploration Amount required to be incurred within any period shall be carried forward to the succeeding period and qualify as Expenditures for such succeeding period. If Patriot falls short of any of the Expenditures obligations set out above, it may maintain its rights under the Option by paying any shortfall in cash to Bearing, in which event Patriot shall be deemed to have incurred Expenditures in the same amount as the amount of any such cash payment.

2.4	Project Maintenance and Taxes.

(a)

Patriot shall be liable for and shall pay to Minera BRG on demand, all Taxes, duties or other payments levied by any Governmental Body and payable by Minera BRG (i) on or with respect to the Property pursuant to the terms of the Underlying Option Agreement;

		(ii)	in order to keep the Property in good standing at all times pursuant to its obligations under Section 5.3(a)(i) hereof; and (iii) with respect to the creation and sale to Patriot of the Option.

	(b)	Notwithstanding Section 2.4(a) and for greater certainty:

		(i)	Patriot shall pay to Minera BRG on December 31 of each year during the Option Period, an amount equal to the estimated Taxes payable in respect of the Property for the following 12 month period;

(ii)

Patriot shall be liable for and shall pay to Minera BRG on demand, any future payment or expenditures levied by any Governmental Body in connection with any minimum project expenditures required under Mexican mining regulations in order to keep the property in good standing; and

(iii)

Patriot shall be liable for and shall pay to Minera BRG, any value added taxes or other such taxes due in connection with the payment of Earn-in Payments and or the payment of the Acceleration Payments at the time such payments are made.

2.5

Feasibility Study. If on the eighth anniversary of the Effective Date Patriot has exercised the Option but has failed to deliver to Bearing the Feasibility Study, the Patriot Interest will be reduced to an undivided 65% interest in the Bearing Interest.

2.6

Issuance of Shares. Some or all of the Shares to be issued to Bearing pursuant to Section 2.2(c) may be subject to resale restrictions and hold periods imposed under Applicable Laws and the policies of the Exchange.

3.                       Closing Procedures

3.1	Place of Closing

The Closing shall take place on the Closing Date at the Closing Time at the Vancouver offices of Blake, Cassels & Graydon LLP, or at such other place as may be agreed upon by the Parties.

3.2	Deliveries by Patriot – At Signing

On or prior to signing of this Option Agreement, Patriot shall deliver or cause to be delivered to Bearing, the amount of US$50,000, by way of certified cheque, which shall be treated as an advance on the initial payment of taxes due under clause 2.2(d).

3.3	Deliveries by Patriot

On or prior to the Closing Time, Patriot shall deliver or cause to be delivered to Minera BRG and Bearing, the following documents, agreements, instruments and items, in form and substance satisfactory to Bearing, acting reasonably:

(a)

a certified cheque or wire transfer of immediately available funds representing the first Earn-In Payment to be made pursuant to Section 2.2(a)(i) and the estimated Taxes to be paid in respect of the Property pursuant to Section 2.2 hereof;

(b)	a share certificate representing the Option Shares to be issued to Bearing pursuant to Section 2.2(c) hereof; and

(c)	an opinion of legal counsel to Patriot, satisfactory to Bearing, that the Option Shares, when issued, shall be duly authorized, validly issued and fully paid and non-assessable.

4.                       Conditions Precedent

4.1	Conditions Precedent to the Obligations of Minera BRG and Bearing

Patriot acknowledges that the right of Patriot to acquire the Option is subject to, among other things, the following conditions being fulfilled or performed on or before the Time of Closing, which conditions are for the exclusive benefit of Minera BRG and Bearing and may be waived in whole or in part by Minera BRG and Bearing, in their sole discretion:

	(a)	the representations and warranties of Patriot having been true and correct as of the Effective Date and being true and correct as of the Time of Closing;

	(b)	the delivery of all documents and consideration required to be delivered by Patriot pursuant to Section 3.2, to the satisfaction of Minera BRG and Bearing;

	(c)	the Option Shares shall have been:

(i) issued pursuant to exemptions from the registration and prospectus requirements of Applicable Laws; and

(ii) conditionally approved for listing on the Exchange, if required by the Exchange Rules.

	(d)	the Appropriate Regulatory Approvals shall have been obtained and be in full force and effect;

	(e)	Patriot shall have performed or complied with each of its obligations, covenants and agreements herein agreed to be performed or caused to be performed by it;

	(f)	no action, suit or proceeding shall have been instituted and be continuing by any person to restrain, adversely modify or prevent the consummation of the transactions contemplated by this Agreement;

	(g)	no action shall have been taken by any court or governmental body prohibiting or making illegal the execution and delivery of this Agreement or any transaction contemplated by this Agreement; and

(h)

all other consents, waivers, permits, orders and approvals of any Governmental Entity, and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the transactions contemplated by this Agreement shall have been obtained or received.

In case any of the foregoing conditions cannot be fulfilled on or before the Closing Date to the satisfaction of Minera BRG and Bearing, Minera BRG and Bearing may terminate this Agreement by notice to Patriot and in such event Minera BRG and Bearing shall be released from all obligations hereunder. The closing of the transactions contemplated by this Agreement shall be deemed to be a waiver of any unfulfilled conditions.

4.2	Conditions Precedent to the Obligations of Patriot and Bearing

Minera BRG acknowledges that its obligations hereunder are subject to, among other things, the following conditions being fulfilled or performed on or before the Time of Closing, which conditions are for the exclusive benefit of Patriot and Bearing and may be waived in whole or in part by Patriot and Bearing, in their sole discretion:

	(a)	the representations and warranties of Minera BRG having been true and correct as of the Effective Date and being true and correct as of the Time of Closing;

	(b)	the Appropriate Regulatory Approvals shall have been obtained and be in full force and effect;

	(c)	Minera BRG shall have performed or complied with each of its obligations, covenants and agreements herein agreed to be performed or caused to be performed by it;

	(d)	no action, suit or proceeding shall have been instituted and be continuing by any person to restrain, adversely modify or prevent the consummation of the transactions contemplated by this Agreement;

	(e)	no action shall have been taken by any court or governmental body prohibiting or making illegal the execution and delivery of this Agreement or any transaction contemplated by this Agreement; and

(f)

all other consents, waivers, permits, orders and approvals of any Governmental Entity, and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the transactions contemplated by this Agreement shall have been obtained or received.

In case any of the foregoing conditions cannot be fulfilled on or before the Closing Date to the satisfaction of Patriot and Bearing, Patriot and Bearing may terminate this Agreement by notice to Minera BRG and in such event Patriot and Bearing shall be released from all obligations hereunder. The closing of the transactions contemplated by this Agreement shall be deemed to be a waiver of any unfulfilled conditions.

4.3	Conditions Precedent to the Obligations of Patriot and Minera BRG

Bearing acknowledges that is obligations hereunder are subject to, among other things, the following conditions being fulfilled or performed on or before the Time of Closing, which conditions are for the exclusive benefit of Patriot and Minera BRG and may be waived in whole or in part by Patriot and Minera BRG, in their sole discretion:

	(a)	the representations and warranties of Bearing having been true and correct as of the Effective Date and being true and correct as of the Time of Closing;

(b)	the Appropriate Regulatory Approvals shall have been obtained and be in full force and effect;

(c)	Bearing shall have performed or complied with each of its obligations, covenants and agreements herein agreed to be performed or caused to be performed by it;

(d)	no action, suit or proceeding shall have been instituted and be continuing by any person to restrain, adversely modify or prevent the consummation of the transactions contemplated by this Agreement;

(e)	no action shall have been taken by any court or governmental body prohibiting or making illegal the execution and delivery of this Agreement or any transaction contemplated by this Agreement; and

(f)

all other consents, waivers, permits, orders and approvals of any Governmental Entity, and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the transactions contemplated by this Agreement shall have been obtained or received.

In case any of the foregoing conditions cannot be fulfilled on or before the Closing Date to the satisfaction of Patriot and Minera BRG, Patriot and Minera BRG may terminate this Agreement by notice to Bearing and in such event Patriot and Minera BRG shall be released from all obligations hereunder. The closing of the transactions contemplated by this Agreement shall be deemed to be a waiver of any unfulfilled conditions.

5.                       Operator and Operations

5.1	Operator

(a)

During the period from the Effective Date until April 23, 2014 (the “Initial Operator Term”) Bearing shall act as the operator of the Property (the “Operator”) and Patriot and Minera BRG shall be the Non-Operators.

(b)

Bearing shall continue to be the Operator during the Option Period until such time that Patriot elects to do so, but not before the end of the Initial Operator Term. To become the Operator, Patriot shall deliver to Bearing, 90 days in advance of the expiry of the Initial Operator Term or the succeeding terms, a notice indicating Patriot’s intention to become Operator of the Project upon expiry of the Initial Operator Term or the succeeding term or terms as the case maybe

5.2	Management Committee

(a) The Parties will establish a management committee (the “Management Committee”) forthwith upon execution of this Agreement.

(b)

The Management Committee will consist of two representatives of Patriot, and two representatives of Bearing. Appointments by the Parties shall be made or changed by written notice to the other Parties hereto.

(c)

The Management Committee will be headed by a Chairman, whose role shall be limited to presiding over and voting at, meetings of the Management Committee, unless authorized to undertake other tasks by the Management Committee from time to time. The Chairman, to be designated by Patriot, will serve until the expiration of the Option Period, unless otherwise varied by mutual agreement of the Parties in writing.

(d)

Meetings of the Management Committee will be held as required but in any event not less frequently than two times per calendar year. The Chairman or any Management Committee representative may call a meeting at any time by providing 28 days’ notice. The Operator shall prepare the agenda for the meeting, and agenda items may be put forward by any Management Committee representative by providing 14 days’ notice in advance of a scheduled meeting. Each Party shall bear the out-of-pocket costs and expenses of their own representatives on the Management Committee in travelling to and attending all meetings of the Management Committee.

(e)

Meetings of the Management Committee will be held in Vancouver or as otherwise agreed to by the Parties. A meeting of the Management Committee may take place by means of conference telephones or other communication facilities by which means the representatives participating in the meeting can hear each other. The persons participating in a meeting in accordance with this section will be deemed to be present at the meeting and to have so agreed and will be counted in the quorum therefor and be entitled to speak and vote thereat.

(f)	The Management Committee shall be responsible for:

	(i)	considering, developing and approving any plans of operations to be carried out by the Operator under this Agreement;

(ii)

considering and or developing, and approving Work Programs and Budgets. Work Programs and Budgets shall be for a 6 month period, or such other period as unanimously agreed to by the Management Committee. The Management Committee shall ensure that Patriot has the opportunity to comment on the proposed Work Program and Budget during such period, and to facilitate a meaningful discussion with Patriot regarding such Work Program and Budget; and

	(iii)	cause the Operator to implement Work Programs when approved according to the approved budget of Expenditures for the Work Program (the “Budget”).

(g)	The following matters will, to the extent applicable, be considered and approved by the Management Committee on a quarterly basis:

	(i)	environmental matters and associated permitting issues;

	(ii)	construction plans including siting of facilities;

	(iii)	transportation matters;

	(iv)	and

	(v)	such other matters that that the Management Committee considers appropriate.

(h)

Each of the matters set forth in this Section 5.2 shall be determined by majority vote with the representatives of each Party on the Management Committee attending a meeting having one vote in the aggregate provided that in the event of a tie, Patriot’s representatives jointly shall have a casting vote on all matters.

(i)	Notwithstanding Section 5.2(h), the Management Committee shall not change any of the accounting procedures or requirements set forth herein.

(j)

Voting by the Management Committee may be conducted by verbal, written, electronic or facsimile ballot. A resolution in writing approving a matter to be acted upon by the Management Committee, signed by all the representatives on the Management Committee, is as valid as if it had been passed at a meeting of the Management Committee. The Parties expressly consent to the validity of electronic and facsimile signatures in respect of such resolutions.

(k)

A quorum of any meeting of the Management Committee will consist of not less than one representatives from each of Patriot and Bearing. If a quorum is not present at a meeting of the Management Committee, the meeting shall be adjourned to the same time at the same location on the next business day and the quorum for such meeting shall consist of not less than two representatives representing either Party.

(l)

Each party may be accompanied by a reasonable number of advisers that are deemed necessary in the conduct of business at a particular meeting provided that the concerned party gives prior notice to the other party of its intention to bring an adviser or a number of advisers to the meeting.

5.3	Operator’s Obligations

	(a)	The Operator shall, and the Management Committee shall cause the Operator to:

(i)

at Patriot’s cost, keep the Property in good standing at all times, including paying Maintenance Costs and provide the Non-Operators with written evidence immediately upon payment and periodically on February 1 and July 1 of each year, that all applicable annual Maintenance Costs have been paid;

(ii)

carry out Operations in a prudent and workmanlike manner, with the degree of effort, skill and judgment that is in accordance with good exploration, evaluation, consultation, environmental and permitting practices generally prevailing in the mining industry and in accordance with all applicable laws and regulations, including securities laws and regulations, environmental laws and regulations and all agreements, permits and licences relating to the Property and the Operator;

		(iii)	pay and discharge all wages and accounts for material and services and all other costs and expenses that may be incurred by the Operator in connection with its Operations on the Property;

(iv)

to the extent within its control and subject to such health, safety and mining or other regulations, permit the Non-Operators, their employees or duly authorized representatives, at their own expense and risk and on reasonable notice to the Operator, access to the Property, the information and data with respect to same, and the Operator’s books and records in relation thereto in order to examine any Operations carried out by or on behalf of the Operator and results obtained therefrom;

(v)	during the Option Period and otherwise in accordance with international financial reporting standards consistently applied, maintain true and correct books, accounts and records of Expenditures;

(vi)

deliver to the Management Committee and the Non-Operators quarterly progress reports within 30 days after the end of each quarter indicating the status of any approved Work Program being conducted on the Property and disclosing any and all data learned or obtained in connection with such work, along with an estimate of the Expenditures incurred during that quarter;

(vii)

deliver to the Management Committee and the Non-Operators annually within 60 days after the year end a report on the Operations conducted on or with respect to the Property for the previous year summarizing any significant technical data learned or obtained and providing a breakdown of Expenditures incurred in carrying out the approved Work Program for that year;

(viii)	promptly notify the Management Committee, and the Non-Operators of any material exploration results or adverse events on the Property; and

(ix)

leave the Property upon termination of operatorship in a condition that is in compliance with the requirements of all Applicable Laws including, without limitation, regulations pertaining to environmental matters.

(b)

The Parties acknowledge and agree that the Operator will have full authority to employ and engage such employees, agents and independent contractors as the Operator may consider necessary or advisable to carry out its duties and obligations under this Agreement.

5.4	Exploration Expenditures.

(a)

While Bearing or Minera BRG is the Operator and where it is Patriot’s obligation to fund the Expenditures, Patriot shall ensure that the full amount of the Budget for Work Program is advanced to Bearing and or Minera BRG, as applicable, prior to the commencement of the Work Program. The amounts advanced shall be paid in immediately available funds and be used by Bearing and or Minera BRG, as applicable, solely and exclusively on account of the Work Program. At Patriot’s election the approved Work Program may be split into one or more phases, and Patriot may elect to advance each phase separately on the understanding that work on each phase will not commence until such time as that phase is fully funded. In the event, that the actual Work Program costs are expected to exceed the Budget, Bearing and or Minera BRG, as applicable, shall be entitled to issue a cash call to Patriot for any shortfall and such cash call will be payable within 7 days of issuance. Bearing and or Minera BRG, as applicable shall be entitled to a management fee equal to 10% of all expenditures incurred on the Property, except for those individual contracts that exceed US$100,000 whereby the management fee shall be reduced to 5%. For greater certainty, all Expenditures on the Project shall be incurred by the Operator.

(b)

If Patriot is the Operator, the Expenditure Amount under Section 2.2(b) shall be deemed to have been incurred by Patriot when Patriot has paid for the goods or services received from third parties for which Patriot has an obligation to make payment on account of the Work Program.

(c)

Incurring of the Expenditure Amount under Section 2.2(b) shall be confirmed by an itemized statement of aggregate Expenditures incurred in any applicable period (“Expenditures Statement”), certified to be correct by an officer of the Operator that shall be provided to the Non-Operators and Management Committee within 60 days of the end of the annual periods set out in Section 2.2(b) and shall be conclusive evidence of the incurring of such Expenditures within the time periods set out in Section 2.2(b) unless within 60 days after receipt of an Expenditures Statement, the Non-Operator delivers a written and detailed objection to the statement to the Operator. If the Non-Operator delivers such an objection, then it shall be entitled to have such Expenditures Statement audited by an independent internationally recognized accounting firm of the Non- Operator’s choice and approved by the Operator, which approval may not be unreasonably withheld.

(d)

Despite anything in this Agreement to the contrary, such accounting firm’s determination of aggregate Expenditures shall be final and determinative of the amounts stated in the statement in question, and shall not be subject to arbitration under Section 15.

6.                       Joint Venture

(a)

Upon Patriot earning the Patriot Interest, Bearing and Patriot shall enter into a joint venture agreement for the purpose of the continued exploration, development and commercial production of the Property, with the initial interest of the parties being Patriot 75% and Bearing 25%, and in such instance the Parties shall proceed in good faith to execute a joint venture agreement substantially in the form attached hereto as Schedule “C” within three months of Patriot earning the Patriot Interest, or at another time as mutually agreed to by the Parties.

(b)

Any rights or obligations arising pursuant to the Underlying Option Agreement upon Bearing acquiring the Bearing Interest, including any royalty payments required to be made pursuant to the Underlying Option Agreement, will become the rights and obligations of the joint venture vehicle created pursuant to Section [•] of the joint venture agreement entered into pursuant to Section 6(a) hereof.

(c)	This Section 6 will survive any termination of this Agreement made pursuant to Section 8.1(d).

7.	Assignment

Either Party shall be permitted to assign this Agreement to an Affiliate or Associate, upon notice to the other Party. It will be a condition of any assignment under this Agreement that such assignee shall agree in writing to be bound by the terms of this Agreement applicable to the assignor.

8.	Termination

8.1	This Agreement shall immediately terminate in circumstances where:

(a)

subject to Section 8.2, Patriot has defaulted in its obligations to make Earn-In Payments (or an Acceleration Payment in lieu thereof), or to issue Shares to, Bearing, or to incur the Exploration Expenditures at times and in the manner required by Section 2 and Patriot has not remedied such default within 30 days of the occurrence of the default;

(b)	Patriot gives 30 days written notice of termination to Bearing;

(c)	Bearing gives 30 days written notice of termination to Patriot; or

(d)	the Parties enter into a definitive joint venture agreement as contemplated in Section 6 upon Patriot earning the Patriot Interest.

Patriot hereby acknowledges and agrees that regardless of the date of termination of this Agreement all Shares issued and payments made by Patriot under this Agreement on or prior to such date will be retained by Bearing. If the date of termination of this Agreement occurs prior to Patriot earning the Patriot Interest, Patriot will thereafter have no interest in the Property.

8.2

If Patriot fails to make any of the Earn-In Payments (or an Acceleration Payment in lieu thereof) or to issue the Option Shares to Bearing, or to incur the Exploration Expenditures required in Section 2 (or take curative steps as permitted herein), on or before the dates set out therein, due to Force Majeure, Patriot shall promptly give written notice to Bearing, including a description of Force Majeure and thereafter such dates set out in Section 2 shall be deemed to have been extended by virtue of Force Majeure.

8.3

If this Agreement terminates pursuant to Section 8.1(c), Bearing shall refund all cash payments and Shares received from Patriot and all Exploration Expenditures incurred by Patriot, without interest or penalty.

8.4

After the date this Agreement is terminated, other than obligations incurred by Patriot with third parties for the Operations that have resulted in or are reasonably expected to result in Encumbrances, Patriot shall have no further obligation to make payment of any kind to Bearing, incur Exploration Expenditures or carry out the Operations.

9.                       Representations, Warranties and Covenants of Minera BRG

9.1	Minera BRG represents and warrants to and with Patriot and Bearing that:

	(a)	it is a company duly organized validly existing and in good standing under the laws of the United States of Mexico;

(b)

it has duly obtained all necessary corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions hereby contemplated will not conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, any covenants or agreements contained in its constating documents, or any shareholders’ or directors’ resolution, indenture, agreement or instrument whatsoever, to which it is party to or by which it is bound or which it may be subject;

(c)

the execution and delivery of this Agreement and the agreements contemplated hereby will not conflict with, result in a violation of, cause a default under, give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any Encumbrance pursuant to, the laws and regulations of any jurisdiction applicable or pertaining thereto, or any instrument, permit, license, judgment or order;

(d)

no act or proceedings of or against Minera BRG are pending or has been taken and Bearing is unaware of any basis for, the institution of any proceedings in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Minera BRG or any arrangement or restructuring in respect of Minera BRG;

(e)

it has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of Minera BRG, enforceable against Minera BRG in accordance with the Agreement’s terms;

(f)

all consents, orders and approvals required, necessary or desirable for Minera BRG to complete the transactions provided for in this Agreement have been obtained or received from the persons, authorities or bodies haveing jurisdiction in the circumstances;

(g)	the Property is accurately described in Schedule A;

(h)

Minera BRG (i) has and will have during the Option Period all requisite corporate power and authority and is duly qualified and legally entitled to hold the Bearing Interest; (ii) is and will be during the Option Period in material compliance with all terms of the Underlying Option Agreement; and (iii) has and will have during the Option Period the exclusive right to enter into this Agreement and all necessary authority to transfer the Patriot Interest in accordance with the terms of this Agreement free and clear of all Encumbrances;

(i)

to the extent Patriot has made the necessary payments under Section 2.4 hereof, Minera BRG will have, or will have caused Bearing to, during the Option Period pay all fees, taxes, assessments, rentals, levies or other payments required to be made under the Underlying Option Agreement;

(j)	Minera BRG is legally entitled to hold the Bearing Interest;

(k)

there is no action, suit, investigation or proceedings before any court, arbitrator, administrative agency, or other tribunal or government authority, adverse claim or challenge relating to or affecting the Property, nor to the knowledge of Minera BRG is any of the foregoing pending or threatened nor is there any basis thereof;

(l)	to the knowledge of Minera BRG, there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof of any interest therein;

(m)

it is not aware of any information relating to the Property that, if known to Patriot, could reasonably be expected to cause Patriot to decide not to enter into this Agreement or not proceed to exercise the Option and Minera BRG has advised Patriot of all the material information relating to the mineral facts and potential of the Property of which Minera BRG has knowledge; and

(n)

Minera BRG is not aware of any material fact (as such term is defined in the Securities Act (British Columbia)) or circumstance which has not been disclosed to Patriot in writing and which should be disclosed in order to prevent the representations and warranties in this Section from being false and misleading.

9.2

The representations, warranties and covenants of Minera BRG contained in this Agreement are provided for the exclusive benefit of Patriot, and a breach of any one or more thereof may be waived by Patriot in whole or in part at any time without prejudice to its rights in respect to any other breach of the same or any representation, warranty or covenant; and the representations, warranties and covenants of Minera BRG contained in this Agreement will survive the execution hereof, subject to Section 13.

10.                     Representations, Warranties and Covenants of Bearing

Bearing represents, warrants and covenants to and with Patriot and Minera BRG that:

(a)	it is a company duly organized and validly existing under the laws of British Columbia;

(b)

it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions hereby contemplated will not conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, any covenants or agreements contained in its constating documents, or any shareholders’ or directors’ resolution, indenture, agreement or instrument whatsoever, to which it is party to or by which it is bound or which it may be subject;

(c)

the execution and delivery of this Agreement and the agreements contemplated hereby will not conflict with, result in a violation of, cause a default under, give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, the laws and regulations of any jurisdiction applicable or pertaining thereto, or any instrument, permit, license, judgment or order; and

(d)	it has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of Bearing, enforceable against it in accordance with the Agreement’s terms.

10.2

The representations, warranties and covenants of Patriot contained in this Agreement are provided for the exclusive benefit of Patriot and Minera BRG, and a breach of any one or more thereof may be waived by Patriot or Minera BRG in whole or in part at any time without prejudice to its rights in respect to any other breach of the same or any representation, warranty or covenant; and the representations, warranties and covenants of Bearing contained in this Agreement will survive the execution hereof, subject to Section 13.

11.                     Representations, Warranties and Covenants of Patriot

Patriot represents, warrants and covenants to and with Bearing and Minera BRG that:

(a)	it is a company duly organized and validly existing under the laws of Nevada;

(b)

it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions hereby contemplated will not conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, any covenants or agreements contained in its constating documents, or any shareholders’ or directors’ resolution, indenture, agreement or instrument whatsoever, to which it is party to or by which it is bound or which it may be subject;

(c)

the execution and delivery of this Agreement and the agreements contemplated hereby will not conflict with, result in a violation of, cause a default under, give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, the laws and regulations of any jurisdiction applicable or pertaining thereto, or any instrument, permit, license, judgment or order;

(d)	it has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of Patriot, enforceable against it in accordance with the Agreement’s terms; and

(e)

the Shares to be issued hereunder will, at the time of issue, be duly allotted, validly issued, fully paid and non-assessable and will be free of all liens, charges and encumbrances and be issued in accordance with applicable securities laws.

The representations, warranties and covenants of Patriot contained in this Agreement are provided for the exclusive benefit of Bearing and Minera BRG, and a breach of any one or more thereof may be waived by Bearing or Minera BRG in whole or in part at any time without prejudice to its rights in respect to any other breach of the same or any representation, warranty or covenant; and the representations, warranties and covenants of Patriot contained in this Agreement will survive the execution hereof, subject to Section 13.

12.                     Securities Laws

12.1

The Parties hereto acknowledge that the issuance of Shares by Patriot to Bearing as contemplated herein will be made pursuant to an exemption from the prospectus requirements of applicable securities laws pursuant to National Instrument 45-106 – Prospectus and Registration Exemptions.

12.2	Bearing acknowledges, agrees and covenants with Patriot that:

	(a)	it will comply with all requirements of applicable securities laws in connection with the issuance to it of the Shares and the resale of any of the Shares;

	(b)	the Shares will be subject to restrictions on resale pursuant to Applicable Laws including:

(i)

Rule 144 under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) and, in any event, are not permitted to be sold or transferred until the later of August 14, 2013 and six months from the date of issuance, and that the certificates representing the Shares will be marked with a legend to that effect; and

(ii)

section 13 of Multilateral Instrument 51-105 Issuers Quoted in the U.S. Over-the- Counter Markets of various Canadian Securities Administrators, including the British Columbia Securities Commission, and that the certificates representing the Shares will be marked with the legend required by section 13.

(c)	the Shares will not be transferable if such Shares are subject to Exchange escrow requirements until such Shares are released from escrow; and

(d)

the Shares have not and will not be registered under the U.S. Securities Act or the securities laws of any State of the United States and that Patriot does not intend to register the Shares under the U.S. Securities Act, or the securities laws of any State of the United States and has no obligation to do so. Bearing is not a U.S. person (as that term is defined in Regulation S under the U.S. Securities Act) and is not purchasing the Shares on the account or benefit of any U.S. persons; provided, however, that Bearing may sell of otherwise dispose the Shares pursuant to registration thereof under the U.S. Securities Act and any applicable State securities laws or pursuant to any available exemption from such registration requirements;;

12.3

If any of the Shares are required to be escrowed pursuant to the policies of the Exchange, and all rights of protest or appeal have been exhausted by the Parties, Bearing agrees to sign any such escrow agreement and abide by any such restrictions as may be imposed by the Exchange.

13.                     Indemnity and Survival of Representations

13.1

The representations and warranties set out above are conditions on which the Parties have relied in entering into this Agreement and shall survive for a period of two years after the date Patriot has exercised the Option and earned the Patriot Interest or any termination of this Agreement, and each of Minera BRG and Patriot will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.

14.                     Confidentiality

14.1	Confidential Information not to be disclosed

Subject to Section 14.2, each Party covenants with the other that it will:

(a)

keep confidential the terms of this Agreement and all information flowing to a Party by reason of the operation of this Agreement, including but not limited to, any geological data of the Property and financial information and results in connection to the Property (together, the “Confidential Information”);

(b)

subject to the exceptions set out in Section 14.2, not disclose or permit to be disclosed the Confidential Information or any part thereof to any person (other than to its directors, officers, employees and contractors (the Personnel”)), except solely in connection with this satisfaction of its obligations under this Agreement, nor will it use or permit to be used the Confidential Information or any part thereof for any purpose other than the satisfaction of its obligations hereunder;

(c)

use commercially reasonable efforts to ensure that its Personnel comply with the provisions of this Section 14 as if they were a Party to this Section 14 and cause the contents of this Section 14 to be brought to the attention of all personnel who may gain access to the Confidential Information; and

(d)	take all commercially reasonable precautions to prevent the disclosure to third parties of the Confidential Information.

14.2	Exceptions to Confidentiality

Each Party undertakes that neither it, nor its Personnel will, without the prior written consent of the other Party, disclose any Confidential Information to any third party unless:

(a) the Confidential Information:

(i) is in the public domain, other than by reason of a breach of this Agreement;

(ii) was lawfully known to that Party prior to its disclosure pursuant to this Agreement; or

(iii) was subsequently acquired by that Party from a third party legally entitled to possess and disclose the Confidential Information; or

(b) the disclosure is to its professional advisers or agents retained for purposes directly related to this Agreement;

(c)

the disclosure is required in the ordinary course of events by law or by any competent authority having jurisdiction over the disclosing Party, in which case such disclosure is only permitted to the extent necessary to comply with legal and regulatory obligations;

(d)

the disclosure is required in order to comply with the applicable securities or corporate laws and regulations including public disclosure of the Confidential Information by way of a news release or a similar disclosure, in which case, Section 14.3 applies to the Party making such disclosure; or

(e)

the disclosure is required for purposes of corporate reorganization and financing of a Party, provided that all such third parties receiving the Confidential Information agrees in writing to be bound by these provisions of confidentiality.

14.3	Announcements

Each Party agrees that before it makes any public announcement regarding the content of the Confidential Information, it will provide a copy of the proposed announcement to the other Party at least one Business Day prior to the time that the announcement is intended to be made. The Party making the announcement shall consider in good faith any reasonable additions or amendments to its proposed announcement requested by the other Party.

14.4	Survival of obligations

This Section 14 will survive termination of this Agreement or the withdrawal of a Party from this Agreement for a period of two years from the date upon which such termination or withdrawal takes effect.

15.                     DISPUTE RESOLUTION

15.1	General

Any Party may send a written notice to the other Party indicating that there is a dispute that must be resolved in accordance with this Section 15. If there is no resolution of the dispute within 30 days of such notice, then either Party may refer the matter to arbitration under Section 15.2. The arbitration shall not be deemed to have commenced until one of the Parties is duly served with a request for arbitration as provided under Section 15.2.

15.2	Arbitration

(a)

All disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity, performance, effects, interpretation, breach or termination, shall be referred to and finally resolved by arbitration administrated by the International Court of Arbitration of the International Chamber of Commerce pursuant to the rules of the International Chamber of Commerce, except as they may be modified herein or by mutual written agreement of the Parties.

	(b)	The place of arbitration shall be Vancouver, British Columbia. The language of arbitration shall be English. There shall be one arbitrator.

(c)

Any Party may, either separately or together with any other Party to this Agreement, initiate arbitration proceedings pursuant to this Section 15.2 by sending a request for arbitration to all other Parties to this Agreement and to the International Court of Arbitration of the International Chamber of Commerce. The arbitration shall commence when the recipient Party receives such notice.

(d)

Any Party may intervene in any arbitration proceedings hereunder by submitting a written notice of claim, counterclaim or cross-claim against any party to this Agreement, provided that such notice is also sent to all other Parties and to the International Court of Arbitration of the International Chamber of Commerce within 30 days from the receipt by such intervening party of the relevant request for arbitration or notice of claim, counterclaim or cross-claim.

(e)

Any Party named as respondent in a request for arbitration, or a notice of claim, counterclaim or cross-claim, may join any other Party in any arbitration proceedings hereunder by submitting a written notice of claim, counterclaim or cross-claim against that party, provided that such notice is also sent to all other Parties and to the International Court of Arbitration of the International Chamber of Commerce within 30 days from the receipt by such respondent of the relevant request for arbitration or notice of claim, counterclaim or cross-claim.

	(f)	Any joined or intervening Party shall be bound by any award rendered by the arbitral tribunal even if such Party chooses not to participate in the arbitration proceedings.

16.                     General

16.1	Notice

(a)

All notices, consents, demands and other communication (collectively, the “Communication”) required or permitted to be given under this Agreement shall be in writing and may be delivered personally or sent by facsimile, prepaid registered mail or email to the Parties at their addresses, facsimile numbers or email addresses as set out as follows:

		(i)	If to Patriot at:

Suite 700, 510 West Hastings Street Vancouver, British Columbia V6B 1L8

Attention: John LaGourge

Facsimile: 604-608-9110
Email: john@patriotminefinders.com

With a copy to:

Maitland & Company Barristers and Solicitors Suite 700, 625 Howe Street Vancouver, British Columbia V6C 2T6

Attention: Nikolaos Galanopoulos

Facsimile: (604) 681-3896 Email: niko@maitland.com

		(ii)	If to Bearing at:

Suite 1280, 625 Howe Street Vancouver, British Columbia V6C 2T6

Attention: Robert Cameron, President and Chief Executive Officer And Attention: Damian Towns, Chief Financial Officer

Facsimile: (604) 682-5542
Email: rcameron@bearingresources.ca Email: dtowns@bearingresources.ca

With a copy to:

Blake, Cassels & Graydon LLP Suite 2600, Three Bentall Centre

595 Burrard Street, P.O. Box 49314
Vancouver, British Columbia V7X 1L3

Attention: Steven McKoen
Facsimile: (604) 631-3309
Email: steven.mckoen@blakes.com

or to such other addresses as is specified by the particular Party by notice to the others.

(b)	Any Communication will be taken to be duly given or made:

	(i)	in the case of delivery in person, when delivered;

(ii)

in the case of delivery by post, two Business Days after the date of posting (if posted to an address in the same country) or seven Business Days after the date of posting (if posted to an address in another country);

(iii)

in the case of fax, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax machine number or name of recipient and indicating that the transmission has been made without error; and

	(iv)	in the case of delivery by email when the sender receives a delivery receipt confirming that the Communication has been received by the recipient,

but if the result is that a Communication would be taken to be given or made on a day that is not a Business Day in the place to which the Communication is sent or is later than 4:00 pm (local time of the recipient) it will be taken to have been duly given or made at the commencement of business on the next Business Day in that place.

16.2	Further Assurances

Each of the Parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

16.3	Entire Agreement

The Parties acknowledge that they have expressed herein the entire understanding and obligation of this Agreement and it is expressly understood and agreed that no implied covenant, condition, term or reservation, shall be read into this Agreement relating to or concerning any matter or operation provided for herein.

16.4	Governing Law and Dispute Resolution

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. The Parties hereto hereby irrevocably submit to the jurisdiction of the Courts of British Columbia.

16.5	Option Only

This is an option only and except as herein specifically provided otherwise, nothing herein contained shall be construed as creating a partnership arrangement between the Parties or to be construed as obligating Patriot to do any acts or make any payments hereunder, and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating Patriot to do any further act or make any further payment or payments.

16.6	Nature of Relationship

The Parties are and will remain separate and independent entities. Except as herein specifically provided, the rights and obligations of the Parties will be, in each case, several, and will not be, or be construed to be, either joint or joint and several. The Parties may form a contractual joint venture in respect of the Property in accordance with the terms of this Agreement. However, nothing contained in this Agreement shall be deemed to constitute or create the relationship of partners, principal or agent, employee, employer, franchisee, legal representative or other legal relationship. Neither Party shall bind the other Party or assume or create obligation or responsibility whatsoever, express or implied, on behalf of or in the name of the other Party.

16.7	Operator to Maintain Properties in Good Standing

Notwithstanding any claim of Force Majeure, the Operator shall not be relieved of its obligations to maintain the Property in good standing.

16.8	Default

Except as otherwise provided in this Agreement, if any Party (in this Section 13.5 a “Defaulting Party”) is in default of any requirement herein set forth, the other Parties may give written notice to the Defaulting Party specifying the default. The Defaulting Party shall not, except as specifically otherwise provided herein, lose any rights under this Agreement unless, within 30 days, or immediately if such default is not capable of being cured (the “Cure Period”) after the giving of notice of default by the non-Defaulting Party, the Defaulting Party has failed to cure the default by the appropriate performance or the Defaulting Party fails to dispute the notice of default. Upon any such failure, the non-Defaulting Party shall be entitled to seek any appropriate remedy it may have on account of such default.

16.9	Supersedes Previous Agreements

This Agreement supersedes and replaces all previous oral or written agreements, memoranda, correspondence or other communications between the Parties hereto relating to the subject matter hereof.

16.10	Time of Essence

Time will be of the essence in the performance of this Agreement.

16.11	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original by the Party executing such counterpart, but all of which shall be considered one and the same instrument. An executed facsimile transmission of this Agreement shall be effectual and valid proof of execution and delivery.

16.12	Enurement

This Agreement will enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

IN WITNESS WHEREOF the Parties hereto have duly executed this Option Agreement effective as of the date first written above.

PATRIOT MINEFINDERS INC.

Per:	/s/ John LaGourgue

John LaGourgue
Chief Executive Officer

BEARING RESOURCES LTD.

Per:	/s/ Robert Cameron

Robert Cameron
President and Chief Executive Officer

MINERA BRG, S.A. DE C.V.

Per:	/s/ Damian Towns
Damian Towns

SCHEDULE A
DESCRIPTION OF THE PROPERTY

For a description of the property please refer to Schedule B-The Underlying Option Agreement and the following map.

233242
STANLEY FRACCION
220054
KM 66 MALL
233968
STANLEY
PEDRO 1 FR
MINERA BR

SCHEDULE B
UNDERLYING OPTION AGREEMENT

(Authenticating seal of Notary Public No. 5 in and for San Luis Potosi on this and every page hereof)

EXPLORATION AND ASSIGNMENT OF RIGHTS OPTION CONTRACT ENTERED INTO BY AND BETWEEN MESSRS. RAFAEL CHIU MELENDEZ, LAY ANEL CHIU CHACON, MARIA GUADALUPE CHIW CASTILLO AND MINERA APOLO, S.A. DE C.V., HEREINAFTER REFERRED TO AS “THE CONCESSIONAIRES”, REPRESENTED BY THEIR ATTORNEY-IN-FACT DOCTOR DONALD FRAZIER MCLEROY FELKINS, AND MINERA BRG, S.A. DE C.V., HEREINAFTER “THE EXPLORER”, REPRESENTED BY ITS ATTORNEY-IN-FACT LIC. MARCELA ARMENTA BAZAN, BOTH PARTIES SHALL BE REFERRED TO JOINTLY AS “THE PARTIES”, PURSUANT TO THE FOLLOWING REPRESENTATIONS AND ARTICLES:

REPRESENTATIONS

I. THE CONCESSIONAIRES represent:

a)

Mrs. Lay Anel Chiu Chacon and Mrs. Maria Guadalupe Chiw Castillo are of legal age, Mexican citizens and married under the separate ownership of property system, and Mr. Rafael Chiu Melendez is of legal age, a Mexican citizen and single.

Minera Apolo, S.A. de C.V. is a business corporation incorporated under the laws of the United Mexican States in the terms of notarial instrument number 4601 dated October 15, 1976, signed in the presence of Attorney Adrian R. Iturbide Galindo, Notary Public No. 139 in and for Mexico City, duly registered at the Mexico City Public Commerce Registry, commerce number 217, on November 12, 1976, and registered under number 118 on page 85, volume XXI of the Mining Company Book at the Public Mining Registry on December 10, 1976.

The company has the economic and legal capacity to contract under the terms hereof and its representative has sufficient authority to execute it in its representation; said authority has not been canceled or limited in any way.

Said company is the sole legitimate holder of 100% of the rights bestowed by certain mining concessions located in the Municipality of Mapami in the State of Durango, Mexico and has sufficient power-of-attorney from the other concession holders listed below along with their own, and said power-of-attorney has not been canceled or limited in any way.

b)

Each and every one of the private individuals and the corporate entity mentioned in the above subsection are the legitimate holders of rights bestowed by certain mining concessions covering the lots described below, all of which are located in Mapimi, State of Durango, hereinafter “THE LOTS”:

NAME	TITLE No.	AREA IN HECT.	VALID UNTIL	HOLDER
W Y U	218362	141.1649	Nov. 4, 2052	Lay Anel Chiu Chacon and Maria Guadalupe Chiw Castillo
U Y W	218433	11.5681	Nov. 4, 2052	Lay Anel Chiu Chacon and Maria Guadalupe Chiw Castillo
LA GLORIA	165108	16.0000	Aug. 22, 2029	Lay Anel Chiu Chacon and Maria Guadalupe Chiw Castillo
GUSTOTE	201467	36.1292	Oct. 10, 2045	Rafael Chiu Melendez
GUSTILLO	202192	9.0000	Nov. 7, 2045	Rafael Chiu Melendez
DON CHANO	202541	7.6665	Nov. 30, 2054	Rafael Chiu Melendez
ARAM 66	222930	88.3898	Sept. 20, 2054	Lay Anel Chiu Chacon and Maria Guadalupe Chiw Castillo
LL FRAC NORTE	220968	0.8654	Nov. 10, 2053	Lay Anel Chiu Chacon and Maria Guadalupe Chiw Castillo
LL FRAC SUR	220969	0.4928	Nov. 10, 2053	Lay Anel Chiu Chacon and Maria Guadalupe Chiw Castillo
I	220970	0.0777	Nov. 10, 2053	Lay Anel Chiu Chacon and Maria Guadalupe Chiw Castillo
GLORIA	209185	179.3907	Feb. 25, 2049	Minera Apolo, S.A. de C.V.
AZUL	224286	30.0000	April 21, 2055	Lay Anel Chiu Chacon and Maria Guadalupe Chiw Castillo
AXEL FRAC NORTE	224284	0.4648	April 21. 2055	Lay Anel Chiu Chacon
AXEL FRAC SUR	224285	0.8689	April 21. 2055	Lay Anel Chiu Chacon
KM 66 MALL	220054	2,953.2214	June 3, 2053	Lay Anel Chiu Chacon and Maria Guadalupe Chiw Castillo

KM 66 SMALL	220559	2.7907	Aug. 27, 2053	Lay Anel Chiu Chacon and Maria Guadalupe Chiw Castillo
LAS PRIMAS	219131	30.000	Feb. 13, 2053	Lay Anel Chiu Chacon and Maria Guadalupe Chiw Castillo
STANLEY FRAC	233242	656.3109	Jan. 15, 2059	Minera Apolo, S.A. de C.V.
STANLEY	233968	9,204.7683	April 29, 2059	Minera Apolo, S.A. de C.V.

c)	As far as the above-mentioned mining concessionaires know:

Said concessions are valid and in good standing with all the obligations set forth in the Mining Act and its regulations and the Federal Government Service Charges Law and as of the execution date hereof, they had not received any official communication from the General Mines Directorate or from any other authority that could affect the rights thereby bestowed.

Said mining concessions are free of any encumbrance, limitation or claim by third parties or royalties, including but not limited to liens, expropriation, temporary occupation, debts, contingencies, hindrances or litigation that could affect the provisions of this contract.

They have not assumed any obligations in favor of third parties that could impede or affect this contract and there are no pending or possible procedures affecting the mining concessions or the validity of this contract.

All available information concerning the concessions has been delivered and communicated to THE EXPLORER.

The conditions and operations carried out at THE LOTS are fully compliant with the environmental laws and there are no government orders or demands concerning this issue; no communication has been received in connection with said issue and there is no reason to believe that said orders or demands might be issued.

d)

Their attorney-in-fact has sufficient authority to represent them and bind them to the terms of this contract as evidenced in the agreement dated October 24, 1996, revised on September 12, 2005 by the private individuals, and in notarial instrument number 67,104 dated June 22, 1994, signed in the presence of Attorney F. Javier Arce Gargolio, Notary Public number 74 in and for Mexico City.

e)

It is their intention to grant THE EXPLORER the right to explore THE LOTS and to promise to sell the rights to the mining concessions covering THE LOTS under the terms and conditions set forth in this contract.

II. THE EXPLORER represents:

a)

It is a business corporation incorporated under the laws of the United Mexican States under the corporate name of Minera VHV, S.A. de C.V. as evidenced in notarial instrument number 149,293 dated June first, 2010, signed in the presence of Attorney Ignacio R. Morales Lechuga, Notary Public 116 in and for Mexico City, registered at the Public Commerce Registry for the State of Jalisco under Commerce Number 55226*1, and it later changed its name to Minera BRG, S.A. de C.V. as evidenced in notarial instrument number 37,455 dated August 2, 2011, signed in the presence of Attorney Uriel Oliva Sanchez and registered at the Public Commerce Registry for the State of Jalisco under the same Commerce Number, and in the Public Mining Registry under number 158, reverse side of page 79, volume XLII of the Mining Company Book on December 16, 2011.

b)

Its intention is that THE CONCESSIONAIRES give it the right to explore THE LOTS and make technical and economic studies of THE LOTS to determine the possibility of exploiting them; and in the event that it is in its interest, to exercise its right to purchase the concessions covering said LOTS under the terms of this contract.

c)	Its attorney-in-fact has sufficient authority to represent it and bind it to the terms of this contract as evidenced in the above-mentioned notarial instrument.

After making the above representations, the parties agreed to the following:

ARTICLES

ONE – EXPLORATION AND OBLIGATIONS

THE CONCESSIONAIRES give THE EXPLORER the right to explore THE LOTS for a sixty (60) month term as of the effective date on which both parties certify this contract in the presence of a Notary Public, and subject to the terms and conditions hereof, they unilaterally promise to execute a sales agreement regarding the mining concessions covering THE LOTS to THE EXPLORER during the above-mentioned sixty (60) month term.

THE EXPLORER will perform the exploration work on its own or through contactors it hires. Such work will consist of geological, geochemical, geophysical and any other kind of study and carrying out mining works that in THE EXPLORER’S sole opinion are proper for gathering information about THE LOTS’ potential, access roads and infrastructure and all other works needed to decide whether or not to exercise its purchase option to THE LOTS.

During the period for exercising its option and as long as this contract is in effect, THE EXPLORER shall be liable for complying with its obligations as provided by applicable laws, including the Mining Law, that must be observed, such as payments for mining rights to THE LOTS and verification of the works and/or exploration work, and it undertakes to keep THE LOTS in proper condition, free of encumbrance and ownership limitations as the result of its activities and to defend their rights. THE EXPLORER shall be responsible for paying for the mining rights as of the first semester of 2012 and during the time this contract is in effect and for the complete year that includes the termination date hereof in the event that THE EXPLORER decides not to exercise its purchase option to THE LOTS. THE EXPLORER shall be responsible for the Verification of Works and/or Exploration Work reports, beginning with the one for 2012 that must be submitted in May of 2013 and the ones thereinafter until the last year during which THE EXPLORER performs work, including the entire last year in the event that it decides not to exercise its purchase option to THE LOTS.

TWO - CONSIDERATION

In consideration for the right to explore and for the option hereby given, THE EXPLORER shall pay THE CONCESSIONAIRES the following amounts:

1. - $150,000.00 U.S. dollars upon execution of this exploration and purchase option contract.

2. - $150,000.00 U.S. dollars prior to or upon completing twelve months after execution of this contract.

3. - $5,575,000.00 U.S. dollars as the price for THE CONCESSIONS if THE EXPLORER unilaterally decides to purchase THE CONCESSIONS during the second year after the effective date of this contract.

If THE EXPLORER unilaterally decides not to make the above-mentioned third payment, it may continue to have the right to purchase THE CONCESSIONS by making the following payments:

4. - $150,000.00 U.S. dollars prior to or upon completing two years after the execution date of this contract.

5. - $5,875,000.00 U.S. dollars as the price for THE CONCESSIONS if THE EXPLORER unilaterally decides to purchase THE CONCESSIONS during the third year after the effective date of this contract.

If THE EXPLORER unilaterally decides not to make the above-mentioned fifth payment, it may continue to have the right to purchase THE CONCESSIONS by making the following payments:

6. - $400,000.00 U.S. dollars for one more year, i.e. the fourth year, and to purchase THE CONCESSION rights with a final payment of USD $6,875,000.00, or

7. - $500,000.00 U.S. dollars for one more year, i.e. the fifth year, and to purchase THE CONCESSION rights with a final payment of USD $7,875,000.00.

THE EXPLORER shall always have the right to terminate this contract unilaterally by giving THE CONCESSIONAIRES a thirty calendar day prior notice and by having complied with its obligations in connection with the termination hereof.

In the event that THE EXPLORER purchases THE CONCESSIONS, it shall pay THE CONCESSIONAIRES 3% in net smelting royalties (NSR) during the time THE CONCESSIONS are in effect and during any extension thereof. It shall pay Mrs. Lay Anel Chiu Chacon 1.5% and the other 1.5% to Minera Apolo, S.A. de C.V. THE EXPLORER reserves the right to purchase up to 1% of net smelting royalties from THE CONCESSIONAIRES during the first year of production by paying USD $650,000.00 for each ½%. THE EXPLORER shall further be entitled to a preemptive right to purchase all or some of the remaining 2% of the royalties if THE CONCESSIONAIRES want to sell it. THE EXPLORER shall have a thirty calendar day term to exercise its preemptive right after it has been notified by THE CONCESSIONAIRES of a legitimate good-faith offer by a third party.

The mining concession assignment agreement regarding THE LOTS shall include the following rules for the royalties:

1) ROYALTIES shall be paid quarterly by THE EXPLORER after THE CONCESSIONAIRES have received the calculation from THE EXPLORER’S accountant and they have delivered the invoices for said payments. The quarterly ROYALTY payment periods shall begin as of the date on which commercial production commences.

2) In the event that THE EXPLORER transfers THE LOTS, THE CONCESSIONAIRES shall be entitled to continue collecting their respective percentage of THE ROYALTIES during the time THE CONCESSIONS are in effect and during any extension thereof.

3) ROYALTY amounts will be calculated each quarter or at the end of each quarter by THE EXPLORER or its assignees or successors and THE CONCESSIONAIRES shall be paid on or before the last day of the following quarter. If THE CONCESSIONAIRES do not agree with the amount of ROYALTIES they are paid, they may request an audit to review THE EXPLORER’S calculation of ROYALTIES. In this case THE CONCESSIONAIRES and THE EXPLORER shall name their respective auditor and said auditors shall mutually agree to name a third auditor who will determine the amount payable in ROYALTIES for the respective quarter. If the audit shows that the amounts payable were miscalculated by THE EXPLORER in detriment to THE CONCESSIONAIRES, auditing expenses shall be paid by THE EXPLORER. In the event that THE EXPLORER’S calculation was correct or in fact favorable for THE CONCESSIONAIRES, auditing expenses shall be paid by THE CONCESSIONAIRES.

4) On or before the last day of each quarter of each year after COMMERCIAL PRODUCTION commences, THE EXPLORER shall deliver a sufficiently detailed statement to THE CONCESSIONAIRES up to the last day of the previous quarter with net smelting royalties (NSR) and the amount of total accumulated payable ROYALTIES for said quarter.

5) During the COMMERCIAL PRODUCTION stage, THE EXPLORER or its assignees or successors agree to keep complete up-to-date records for each mining operation at THE LOTS in connection with ore production and sales, including accounting records and financial and income statements relative to the arrangements made to treat and smelt the product, and THE CONCESSIONAIRES or their representative shall be entitled to inspect said records and financial and income statements at any reasonable time and during a 12-month period after the end of each quarter, and to make copies of them at their expense for the purpose of verifying the amount payable of ROYALTIES to THE CONCESSIONAIRES by THE EXPLORER. THE CONCESSIONAIRES are entitled to request an audit of said records and accounts by independent auditors once a year at their expense.

6) THE EXPLORER shall have an annual audited statement prepared by its own auditors for each year regarding the ROYALTIES payable to THE CONCESSIONAIRES, by July 30 of the following year, and THE EXPLORER shall immediately deliver a copy of said document to THE CONCESSIONAIRES.

7) All ROYALTY payments shall be deemed final and fully compliant with THE EXPLORER’S obligations or those of its assignees or successors provided it is not challenged by THE CONCESSIONAIRES within 30 days after receiving the audited statement referred to in the previous subsection. Any challenge under this paragraph will be resolved by arbitration headed by a third party appointed by both parties.

8) THE EXPLORER or its assignees or successors shall be entitled to mix ores obtained from THE LOTS with ore produced at other mining properties provided that prior to mixing, THE EXPLORER adopts and uses treasonable practices and procedures to determine weight, humidity content, samples and assays as well as applying reasonably precise recovery factors to determine the amount of product from THE LOTS. THE EXPLORER shall keep precise records of the results of such sampling, weighing and analysis of the ore extracted and produced at THE LOTS.

FOUR – PAYMENTS

The respective amounts of Value Added Tax will be added to the payment amounts provided in this contract and said amounts shall be paid upon delivery of the respective receipts or invoices that include all requirements set forth in tax provisions.

All amounts expressed in this contract are stated in dollars, legal tender of the United States of America and payments will always be made to Minera Apolo, S.A. de C.V. in dollars, legal tender of the United States of America, but the other payments may be made in the equivalent in Mexican currency at the exchange rate published by the Bank of Mexico in the Official Daily Gazette (Diario Oficial de la Federación) on the day prior to payment date as provided by the Monetary Law.

THE EXPLORER shall make payments to THE CONCESSIONAIRES as follows: fifty percent (50%) of each payment is for concessionaires Lay Anel Chui Chacon and Rafael Chui Melendez, to be made in the name of and upon receiving an invoice issued by Mrs. Lay Anel Chui Chacon; and the other fifty percent (50%) of each payment is for concessionaires Minera Apolo, S.A. de C.V. and Mrs. Maria Guadalupe Chiw Castillo, to be made in the name of and upon receiving an invoice issued by Minera Apolo, S.A. de C.V.

FIVE – TERMINATION

The term of this contract shall be compulsory for THE CONCESSIONAIRES and voluntary for THE EXPLORER that may terminate it at any time by giving THE CONCESSIONAIRES a thirty calendar day prior notice, and will be released from any future payment obligation as of the date on which it gives said notice.

THE CONCESSIONAIRES may not terminate this contract except in the event that THE EXPLORER has breached any of its obligations. In this case THE CONCESSIONAIRES shall give THE EXPLORER a certifiable notice of said breach and THE EXPLORER shall have sixty (60) calendar days to cure said breach, after which THE CONCESSIONAIRES at their discretion may demand specific performance at court or terminate the contract.

THE EXPLORER shall be entitled to terminate this contract at any time by giving THE CONCESSIONAIRES a thirty calendar day prior written notice with no need to give its reasons. Once termination becomes effective, the parties agree that:

a)	Any payments already made by THE EXPLORER shall benefit THE CONCESSIONAIRES;

b)	THE EXPLORER will be released from any future payment obligation after that date;
c)	THE EXPLORER shall pay all mining rights for the entire year that includes said date;
d)	THE LOTS that THE CONCESSIONAIRES may have transferred for any reason shall be transferred back to them at their request;
e)

THE EXPLORER shall deliver a final exploration report to THE CONCESSIONAIRES including information about the last period not included in the monthly report as provided by Article Seventeen, subsections 3 and 7;

f)

THE EXPLORER shall make sure that all expenses and investment provided by the Mining Law and its regulations have been made at THE LOTS and will deliver the respective report in May of the following year;

g)

THE EXPLORER shall deliver the monthly report mentioned in section 7, Article Fourteen to THE CONCESSIONAIRES and add any other exploration results not included in the monthly report, including layouts and information about drill cores, and shall deliver said drill cores.

In the event this contract is terminated without THE EXPLORER exercising its purchase option of THE LOTS, THE EXPLORER shall have sixty (60) calendar days to remove all its equipment, material, machinery and removable installations without violating the Mining Law and without damaging THE LOTS, with the understanding that said installations, material and equipment are THE EXPLORER’S exclusive property.

SIX – TRANSFER

THE EXPLORER shall be authorized to assign the right to explore at any time as well as the right to purchase THE LOTS as well as all other rights and obligations provided in this contract under the same terms as this contract to any private individual or corporate entity with the capacity to acquire mining concession rights at THE EXPLORER’S discretion, with the sole requirement of giving THE CONCESSIONAIRES prior written notice. THE CONCESSIONAIRES will have fifteen (15) calendar days to object to the assignment and give reasonable arguments for not accepting it.

SEVEN – TERMINATION BY PURCHASE

In the event that THE EXPLORER decides unilaterally to exercise its purchase option of the mining concession rights covering THE LOTS, THE EXPLORER shall designate a Notary Public in and for the City of San Luis Potosi, State of San Luis Potosi and the time and date for executing the respective notarial instrument, and shall give THE CONCESSIONAIRES timely notice thereof. All notary expenses, taxes and professional fees shall be paid by THE EXPLORER except for income taxes that shall be paid by THE CONCESSIONAIRES.

EIGHT – PRODUCTION DURING THE CONTRACT

THE EXPLORER may not explore THE LOTS or dispose of the ore extracted from them except for the amounts needed for metallurgical sampling and testing, with the understanding that any such extracted ore shall belong to THE CONCESSIONAIRES in the event that THE EXPLORER decides not to exercise its purchase option under the terms of this contract. Nevertheless, it is also agreed that THE CONCESSIONAIRES may not dispose of said ore, product of THE EXPLORER’S work, either as long as this contract is in effect.

NINE - OBLIGATIONS

THE CONCESSIONAIRES shall be liable for all legal, administrative and/or labor-related obligations and liabilities originating prior to the execution of this contract and shall respond to the legal consequences, holding THE EXPLORER harmless from any liability that might occur, with the understanding that any debts that THE EXPLORER might pay with the consent of THE CONCESSIONAIRES, a consent that would not be required in the event of an order by a legitimate authority that cannot be refused, will be reimbursed immediately by THE CONCESSIONAIRES.

THE EXPLORER shall be liable for all legal, administrative and/or labor-related obligations and liabilities originating after the execution of this contract and shall respond to the legal consequences, holding THE CONCESSIONAIRES harmless from any liability that might occur, with the understanding that any debts that THE CONCESSIONAIRES might pay with the consent of THE EXPLORER, a consent that would not be required in the event of an order by a legitimate authority that cannot be refused, will be reimbursed immediately by THE EXPLORER.

TEN - INSTALLING AND REMOVING EQUIPMENT

THE EXPLORER shall be entitled to construct works, build, make improvements and install the machinery and equipment it deems advisable for exploring THE LOTS, and may remove the equipment and machinery and other movable goods belonging to it and that it had moved to THE LOTS, prior to the termination of the contract or within sixty (60) workdays after termination of this contract.

ELEVEN - ACTIONS BY THE CONCESSIONAIRES

During the term of this contract, THE CONCESSIONAIRES shall not transfer, assign, sell or encumber any of the mining concession rights covering THE LOTS, subject hereof, or enter into any contract involving them that could somehow limit, modify or hinder the rights of THE EXPLORER provided in this contract. Any legal action performed contrary to this clause will be null and void, and therefore THE CONCESSIONAIRES will be liable for damages inflicted on THE EXPLORER, except in those cases where THE EXPLORER is responsible.

TWELVE - FORCE MAJEURE

If events occur during the term of this contract that impede THE EXPLORER from achieving the purpose of this contract, such as labor strikes, lock-outs, riots, disturbances, earthquakes, fire, acts by third parties including those by ejidos, intervention or confiscation of the property by any legitimate or de facto authority or for any other reason beyond THE EXPLORER’S control, the parties to this contract agree to suspend its effects only to the extent of the affected acts and to resume on the day that said event stops, and the period set forth in Article One shall be extended for the same time that the interruption lasted. In any event, the parties shall make reasonable efforts to reduce the interruption and/or solve the problem.

The affected party shall give the other party notice within five (5) calendar days after the force majeure event occurs. If it fails to give notice within said term, the notice will be effective after it has been given.

Once the causes of the suspension have stopped, the affected party shall give the other party notice to resume its obligations subject of this contract.

THIRTEEN – CONFIDENTIALITY

The terms and conditions of this agreement are confidential. The parties submit to the provisions of this Article with the understanding that before disclosing them to third parties, they require the consent of the other party to this contract, and confidentiality shall be subject to the following:

Each party agrees to keep all and any information that the other party or its representatives or directors may have provided it in the course of the investigation and negotiations contemplated in this contract, and agree not to use the information except when disclosure is required by a proper authority under the terms of the governing laws and regulations or requested by any stock market or securities market authority. The above restriction will not apply to information available to the general public unless said availability is due to a breach of this contract.

Furthermore, the parties agree that confidentiality will not apply to any advance publicity of the project, in which case THE EXPLORER shall be free to disclose it to anyone it deems suitable and even make it public according to its needs.

THIRTEEN – GENERAL PROVISIONS

1)

THE CONCESSIONAIRES shall make THE LOTS available to THE EXPLORER so it may carry out its exploration work with no labor or any other kind of problem, and they guarantee free access and peaceful enjoyment of THE LOTS. THE CONCESSIONAIRES have the authority to visit the area where work is being done and verify that THE EXPLORER in effect is compliant with the terms of this contract.

2)

THE EXPLORER receives THE LOTS free of any environmental problems and shall obtain all permits and authorizations required by law from federal, state and municipal authorities such as SEMARNAT, SEDENA, CONAGUA and others to carry out its exploration work. THE EXPLORER shall be responsible for observing the environmental laws and regulations in effect and to operate within the applicable laws, regulations and Official Mexican Standards. In the event it does not exercise its purchase option, THE EXPLORER shall leave THE LOTS free of any liabilities.

3)

In the event that this contract terminates due to expiration of its term, to cancellation, or to early termination, THE EXPLORER shall return THE LOTS free of any encumbrance or liability to THE CONCESSIONAIRES and shall deliver a report of the exploration results within ninety (90), supplementary to the monthly reports mentioned below, without implying any responsibility of THE EXPLORER for the contents, interpretation and evaluation of said studies.

4)	This contract may only be amended by written agreement entered into by both parties.

5)	This contract shall inure its benefits and shall be binding upon the parties and their heirs, successors and allowed assignees.

6)

THE EXPLORER shall carry out exploration work of THE LOTS through its own organization or through independent contractors who will be allowed free access to THE LOTS. THE EXPLORER shall be responsible for any labor liabilities that might occur during its operations at THE LOTS and undertakes to hold THE CONCESSIONAIRES harmless, even upon termination of this contract, from any labor proceedings derived from operations performed during the term of this contract and claims lodged against it by THE EXPLORER’S employees.

7)	THE EXPLORER shall deliver a Monthly Exploration Work Report to THE CONCESSIONAIRES during the following month plus any updates of information.

8)

If some or any of the provisions of this contract are invalid, illegal or unenforceable in any way, they will not affect the validity, legality and enforceability of the other parts or articles of this contract.

9)	This contract supersedes any existing oral or written agreements between the parties prior to its execution; therefore, only the terms set forth in this contract are binding.

10)

THE EXPLORER shall deliver copies of receipts of mining fee payments to THE CONCESSIONAIRES within ten calendar days after making said payments. The same rule will apply to the delivery of copies with the seal of the General Mining Directorate of the Work Verification Report that must be submitted in May of each year.

11)

In the event of a late delivery of any of the exploration reports provided in this contract, THE EXPLORER shall have a two-week grace period. Payment receipts of fees shall be delivered upon conclusion of the month of February and August of each year at the latest except for the first payment that will be made within 30 calendar days after the execution date of this contract. The deadline for the copy of the Work Verification Report will be May 30 of each year. In the event that THE EXPLORER fails to meet any of the above deadlines for delivering information, it shall pay a contractual penalty of five thousand United States Dollars ($5,000.00) to THE CONCESSIONAIRES for each time it violates the rule.

FIFTEEN – CANCELLATION

The parties agree that they may cancel this contract by written notice without requiring any resolution in the event one of the parties breaches the obligations set forth in this contract, in which case the affected party, before asking for cancellation hereof, shall notify the other party in writing where it records or clearly expresses the circumstances or causes for the breach or violation. The other party shall have thirty (30) calendar days as of the date on which it received the notice, to comply with its obligations or prove it has not committed any breach.

SIXTEEN – GROUNDS FOR TERMINATION

This contract shall terminate and have no effect or legal force and with no need of a court interpretation in the following cases:

a)	Because the term set forth in Article One has expired, taking into account a thirty (30) calendar day grace period.

b)	Due to an early written waiver by THE EXPLORER of the rights provided by this contract, after it complies with its obligations herein.

c)	Because the purpose for which this contract was entered into has been achieved.

SEVENTEEN – DOMICILES OF CHOICE

All notices that the parties must give each other according to this contract will be served by letter with acknowledgment of receipt or by any other certifiable method. The parties designate the following addresses for receiving all kinds of notifications:

THE EXPLORER	THE CONCESSIONAIRES
Minera BRG, S.A. de C.V.	Dr. Donald F. McLeroy Felkins
Francisco de Quevedo 322-211	Fuente de los Olivos 220 A
Col. Arcos Vallarta, C.P. 44130	San Luis Potosi, SLP, C.P. 78280
Guadalajara, Jal.	E-mail: mineraapolo@aim.com
E-mail: dtupper@brearingresources.ca

The parties may change the above addresses at any time by notifying the other party thereof in writing.

EIGHTEEN – DISPUTES

In the event of a claim, dispute or disagreement as a result or in connection with the validity, interpretation, breach, violation or performance of this contract, the parties shall make their best effort to solve the dispute in a friendly fashion and in good faith as soon as possible; but if they fail to solve it in twenty (20) workdays after the date of notification of the claim, dispute or disagreement, the parties will make a last attempt by mutually agreeing to a mediator, a private individual with recognized prestige in the mining industry, to try to reach an agreement beneficial to both parties within twenty (20) workdays. If they fail to each an agreement, said claim, dispute or disagreement shall be solved pursuant to applicable legal procedures.

NINETEEN – JURISDICTION

The governing laws in effect in the United Mexican States shall apply to all matters dealing with the interpretation, performance and breach of this contract and the parties submit to the courts of competent jurisdiction in the city of San Luis Potosi, SLP, waiving their right to be tried in the courts of their domiciles and waiving the jurisdiction of any other forum that they may be entitled to claim because of their domicile.

TWENTY – This contract will be confirmed in the presence of a Notary Public and registered at the Public Mining Registry and any related costs will be at the expense of THE EXPLORER. In the event of a termination, THE EXPLORER shall apply for cancellation of the registration at Public Mining Registry.

THE EXPLORER	THE CONCESSIONAIRES
Minera BRG, S.A. de C.V.	Mrs. Maria Guadalupe Chiw Castillo
Mrs. Lay Anel Chiu Chacon
Mr. Rafael Chiu Melendez
(Illegible signature)	(Illegible signature)
Lic. Marcela Armenta Bazan	Dr. Donald Frazier McLeroy Felkins
Attorney-in-fact	Attorney-in-fact

SCHEDULE C
FORM OF JOINT VENTURE AGREEMENT

Both parties hereby agreed that the form of joint venture agreement will be determined subsequent to the closing of the option agreement.

SCHEDULE D
EXPENDITURES

“Expenditures” means the following costs and expenses incurred or spent in the conduct of activities on or in relation to, as the case may be, the Property after the Effective Date, including:

(i)	in making Maintenance Costs, in curing title defects and in acquiring and maintaining surface, water and other ancillary rights;

(ii)	in preparing for and in the application for and acquisition of environmental and other permits necessary or desirable to commence and complete exploration, development and operational activities;

(iii)

in connection with any applications and necessary studies for the obtaining of permits, licenses, and other regulatory approvals including the preparation for and attendance at hearings and other meetings relating to the Property;

(iv)

in doing geophysical, geochemical and geological surveys, drilling, assaying and metallurgical testing, including costs of assays, metallurgical testing and other tests and analyses (including downhole photography) to determine the quantity and quality of minerals and metals, water and other materials or substances;

(v)

in the preparation of Work Programs and Budgets and the presentation and reporting of data and other results obtained from those Work Programs including any program for the preparation of any preliminary assessment, technical report, pre-feasibility study, feasibility study or other evaluation of the Property (including financial studies and reports on the Property and Imperial);

(vi)	in searching for, digging, trenching, sampling, assaying, testing or working minerals and metals;

(vii)	in conducting the drilling of holes by any method;

(viii)	in transporting minerals, personnel, supplies, mining or milling plant, buildings, machinery, tools, appliances or equipment in, to or from the Property;

(ix)	for environmental remediation and rehabilitation;

(x)	in acquiring or obtaining the use of facilities, equipment or machinery, and for all parts, supplies and consumables;

(xi)	for salaries, wages and/or other expenses for Persons assigned to exploration, evaluation, development and operation activities;

(xii)

for salaries, wages, fees and/or other expenses (including travel costs) of directors, officers, employees, consultants and contractors of the Operator incurred as a result of the management and operations of the Property, including amounts allocated to the administrative, office and support over-head costs related thereto;

(xiii)	in supplying food, lodging and other reasonable needs for Personnel at the project site on the Property;

(xiv)	all duties and taxes levied against or in respect of the Property, and for activities on the Property, and all duties and taxes levied against the Operator in connection with Operations;

(xv)	in obtaining independent legal services directly relating to Operations;

(xvi)	in acquiring AOI Tenure, including additional mineral rights, water rights and other real property interests necessary to further develop the Property;

(xvii)	in consulting with and developing lines of communication as well as relationships with local and regional community members and groups; and